Exhibit 99.1
FOR IMMEDIATE RELEASE
MIAMI — November 8, 2010 — Terremark Worldwide, Inc. (NASDAQ:TMRK) today announced the pricing of $75 million aggregate principal amount of 9.5% senior secured second lien notes due 2013 at an issue price of 99.0%, resulting in a yield to maturity of 9.89%. The Company expects the offering to close on November 16, 2010, subject to customary closing conditions.
Terremark intends to use the net proceeds for working capital and other general corporate purposes to support the growth of its business, which may include capital investments to build out facilities.
The notes will be issued in a private offering to qualified institutional buyers and certain non-U.S. persons in offshore transactions in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, including uncertainties inherent in government contracting, its ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products, Terremark’s ability to manage its growth, and the successful integration of operations of acquired companies. Terremark does not assume any obligation to update these forward-looking statements.
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CONTACT:
Media Relations
Terremark Worldwide, Inc.
Xavier Gonzalez
305-961-3134
xgonzalez@terremark.com
Investor Relations
Terremark Worldwide, Inc.
Hunter Blankenbaker
305-961-3109
hblankenbaker@terremark.com